Exhibit 99.1

Mersana Therapeutics Provides Business Update and Announces
Fourth Quarter and Full Year 2023 Financial Results

•	Enrollment in dose escalation and backfill cohorts continuing in Phase 1 clinical trial of XMT-1660; expect to initiate tumor-specific expansion cohorts in the second quarter of 2024 and announce initial clinical data in mid-2024

•	Phase 1 clinical trial of XMT-2056 restarting; plan to advance dose escalation in 2024

•	Continue to expect capital resources will support current operating plan commitments into 2026

•	Conference call today at 8:00 a.m. ET

CAMBRIDGE, Mass., February 28, 2024 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today provided a business update and reported financial results for the fourth quarter and full year ended December 31, 2023.

“Mersana’s unwavering commitment to payload and platform innovation has enabled us to enter 2024 with differentiated clinical-stage ADC product candidates, a strong balance sheet and forward momentum,” said Martin Huber, M.D., President and Chief Executive Officer of Mersana Therapeutics. “We have made progress in the dose escalation portion of our Phase 1 clinical trial of XMT-1660 while also enrolling patients in backfill cohorts at multiple clinically relevant dose levels, setting the stage for our planned initial clinical data disclosure for this candidate in mid-2024. Over the course of this year, we also look forward to advancing dose escalation in our Phase 1 clinical trial of XMT-2056 as well as our collaborations with Johnson & Johnson and Merck KGaA.”

Mersana’s Strategic Priorities and Expected Milestones

XMT-1660: Mersana continues to advance its Phase 1 clinical trial of XMT-1660, the company’s lead Dolasynthen ADC candidate targeting B7-H4. The dose escalation portion of the trial is ongoing, with the company having recently escalated to a dose of 59 milligrams per meter squared. A maximum tolerated dose has not yet been established. In addition to continuing to escalate dosing, the company also is enrolling patients in backfill cohorts to optimize dose and schedule. Mersana plans to initiate tumor-specific expansion cohorts in the second quarter of 2024 and expects to share initial dose escalation and backfill cohort data in mid-2024.

XMT-2056: Mersana is restarting its Phase 1 clinical trial of XMT-2056, the company's lead Immunosynthen ADC candidate targeting a novel HER2 epitope. In the fourth quarter, the company announced the lifting of a clinical hold on the Phase 1 clinical trial of XMT-2056 by the U.S. Food and Drug Administration. Mersana plans to advance dose escalation of this wholly owned product candidate in 2024. GSK plc has an exclusive global license option to co-develop and commercialize XMT-2056.

Collaborations: Mersana continues to advance its Johnson & Johnson (formerly known as Janssen) and Merck KGaA, Darmstadt, Germany collaborations. The Johnson & Johnson collaboration and license agreement focuses on the discovery of novel Dolasynthen ADCs for up to three targets. The Merck KGaA, Darmstadt, Germany collaboration and license agreement focuses on the discovery of novel Immunosynthen ADCs for up to two targets.

Additional Upcoming Data Presentations: At the European Society of Gynaecological Oncology (ESGO) 2024 Congress from March 7-10, 2024 in Barcelona, Spain, clinical data will be presented for Mersana’s two discontinued NaPi2b ADC product candidates: XMT-1536 (UpRi), which was developed using the company’s first-generation Dolaflexin ADC platform, and XMT-1592, which was developed using the company’s next-generation Dolasynthen ADC platform.

Fourth Quarter 2023 Financial Results

•	Cash, cash equivalents and marketable securities as of December 31, 2023 were $209.1 million. Mersana continues to expect that its capital resources will be sufficient to support its current operating plan commitments into 2026.

•	Net cash used in operating activities for the fourth quarter of 2023 was $32.0 million.

•	Collaboration revenue for the fourth quarter of 2023 was $10.7 million, compared to $14.7 million for the same period in 2022. The year-over-year change was primarily related to the timing of research activities for the company’s Johnson & Johnson collaboration and achievement of an early Johnson & Johnson development milestone in the fourth quarter of 2022.

•	Research and development (R&D) expenses for the fourth quarter of 2023 were $21.5 million, compared to $45.7 million for the same period in 2022. Included in the fourth quarter of 2023 R&D expenses were $2.2 million in non-cash stock-based compensation expenses and $3.7 million of external costs related to the wind-down of UpRi-related development activities. The year-over-year decline in R&D expenses was primarily related to reduced manufacturing and clinical costs related to UpRi and XMT-2056 and reduced employee compensation costs, partially offset by increased clinical costs related to XMT-1660.

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General and administrative (G&A) expenses for the fourth quarter of 2023 were $10.1 million, compared to $14.8 million during the same period in 2022. Included in the fourth quarter of 2023 G&A expenses were $1.9 million in non-cash stock-based compensation expenses. The year-over-year decline in G&A expenses was primarily related to reduced consulting and professional services fees and reduced employee compensation as a result of the restructuring plan announced by the company in July 2023.

•	Net loss for the fourth quarter of 2023 was $19.5 million, or $0.16 per share, compared to a net loss of $44.9 million, or $0.44 per share, for the same period in 2022.

Full Year 2023 Financial Results

•	Net cash used in operating activities for full year 2023 was $168.9 million.

•	Collaboration revenue for the full year 2023 was $36.7 million, compared to $26.6 million for 2022. The year-over-year increase was primarily related to increased collaboration revenue recognized under the company’s Merck KGaA agreements and early development milestones achieved under its Johnson & Johnson agreement, partially offset by the timing of research activities under the Johnson & Johnson agreement.

•	R&D expenses for the full year 2023 were $148.3 million, compared to $173.4 million for the full year 2022. Included in 2023 R&D expenses were $11.0 million in non-cash stock-based compensation expenses. The decline in R&D expenses was primarily related to reduced manufacturing and clinical costs related to UpRi and XMT-2056 and manufacturing costs for the company’s Dolasynthen platform, partially offset by increased clinical costs related to XMT-1660.

•	G&A expenses for the full year 2023 were $59.5 million, compared to $57.0 million for the full year 2022. Included in 2023 G&A expenses were $10.1 million in non-cash stock-based compensation expenses. The year-over-year change in G&A expenses was primarily related to increased headcount in the first half of 2023 prior to the restructuring that was initiated in July 2023.

•	Mersana incurred $8.7 million in restructuring expenses in the second half of 2023 related primarily to severance-related costs and contract termination expenses.

•	Net loss for the full year 2023 was $171.7 million, or $1.48 per share, compared to a net loss of $204.2 million, or $2.18 per share, for the full year 2022.

Conference Call Reminder

Mersana will host a conference call today at 8:00 a.m. ET to discuss business updates and its financial results for the fourth quarter and full year of 2023. To access the call, please dial 877-270-2148 (domestic) or 412-902-6510 (international). A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com, and a replay of the webcast will be available in the same location following the conference call for approximately 90 days.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel antibody-drug conjugates (ADCs) and driven by the knowledge that patients are waiting for new treatment options. The company has developed proprietary cytotoxic (Dolasynthen) and immunostimulatory (Immunosynthen) ADC platforms that are generating a pipeline of wholly-owned and partnered product candidates with the potential to treat a range of cancers. Its pipeline includes XMT-1660, a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2). Mersana routinely posts information that may be useful to investors on the “Investors & Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning Mersana’s strategic priorities; its plans regarding the clinical development of XMT-1660 and XMT-2056, including with respect to the resumption of Mersana’s Phase 1 clinical trial of XMT-2056 and the progress and design of the clinical trials of these product candidates; Mersana’s planned data presentations, including with respect to its Phase 1 clinical trial of XMT-1660; Mersana’s cash runway; Mersana’s collaborations with third parties; and the development and potential of Mersana’s product candidates, platforms, technology and pipeline of ADC candidates. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the advancement, progression and completion of clinical trials and in the clinical development of Mersana’s product candidates, including XMT-1660 and XMT-2056; the risk that Mersana may face delays in resuming its Phase 1 clinical trial of XMT-2056; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 7, 2023, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands and unaudited)

	December 31, 2023	December 31, 2022
Cash, cash equivalents and marketable securities	$209,084	$280,712
Working capital(1)	150,420	227,686
Total assets	226,060	334,340
Total stockholders' equity	36,904	92,057

(1) The company defines working capital as current assets less current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data, and unaudited)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2023	2022	2023	2022
Collaboration revenue	$10,701	$14,688	$36,855	$26,581

Operating expenses:
Research and development	21,495	45,709	148,269	173,385
General and administrative	10,134	14,805	59,543	56,963
Restructuring expenses	499	—	8,713	—
Total operating expenses	32,128	60,514	216,525	230,348
Total other income (expense), net	1,883	902	8,000	(445.00)
Net loss	$(19,544)	$(44,924)	$(171,670)	$(204,212)
Net loss per share — basic and diluted	$(0.16)	$(0.44)	$(1.48)	$(2.18)
Weighted-average number of common shares — basic and diluted	120,614,350	101,014,142	116,112,891	93,654,243

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Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com